Exhibit 10.1

SUBLEASE

SUBLEASE (“Sublease”) dated as of November 20, 2023 (“Sublease Date”) between Dynamic Marketing Inc. (“Sublandlord”) and 1 Stop Electronics Center, Inc. d/b/a 1 Stop Computer and Cameras (“Subtenant”).

WHEREAS Sublandlord is the tenant under the Overlease for the premises (the “Overlease Premises”); and

WHEREAS Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Sublease Premises on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Sublandlord and Subtenant agree as follows:

1. Definitions and Basic Terms

Set forth below are certain definitions and basic terms of this Sublease.

1.1 Sublease Date: November 20, 2023

1.2 Sublandlord: Dynamic Marketing Inc., a New Jersey corporation.

1.3 Subtenant: 1 Stop Electronics Center, Inc. d/b/a 1 Stop Computer and Cameras, a New York corporation.

1.4 Overlandlord: HRP Mercer Urban Renewal, LLC, a New Jersey limited liability company.

1.5 Overlease: That certain lease dated February 7, 2023 between HRP Mercer Urban Renewal, LLC, as landlord, and Dynamic Marketing, Inc., as tenant, as may be amended from time to time.

1.6 Incorporated Provisions: All of the provisions of the Overlease except for those listed on Exhibit D hereto.

1.7 Building: 1369 Lamberton Road, Hamilton Township, New Jersey

1.8 Sublease Premises: The portion of the Overlease Premises set forth on Exhibit A, annexed hereto and made part hereof.

1.9 Expiration Date: September 30, 2030

1.10 Sublease Base Rental Rate:

Period from	Period to	Rentable Square Footage	Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
*1/1/2024	6/30/2024	232,640	$12.65	$2,942,896.00	$245,241.34
7/1/2024	6/30/2025	232,640	$13.12	$3,052,236.80	$254,353.07
7/1/2025	6/30/2026	232,640	$13.62	$3,168,556.80	$264,046.40
7/1/2026	6/30/2027	232,640	$14.13	$3,287,203.20	$273,933.60
7/1/2027	6/30/2028	232,640	$14.66	$3,410,502.40	$284,208.54
7/1/2028	6/30/2029	232,640	$15.21	$3,538,454.40	$294,871.20
7/1/2029	6/30/2030	232,640	$15.78	$3,671,059.20	$305,921.60
7/1/2030	9/30/2030	232,640	$16.37	$3,808,316.80	$317,359.74

*	Subject to the Credit for Annual Rent during the Credit period per Section 3.1.

Regardless of the Method of Charging for Electricity selected in Section 1.17, the Sublease Rental Rate does not include a charge for electricity.

1.11 Subtenant’s Proportionate Share: 27.49628% percent

1.12 Sublease Premises Rentable Area: 232,640 square feet. This area is agreed upon by Sublandlord and Subtenant, and shall be used for all purposes of this Sublease regardless of the actual area of the Sublease Premises.

1.13 Overlease Premises Rentable Area: 846,078 square feet. This area is agreed upon by Sublandlord and Subtenant, and shall be used for all purposes of this Sublease regardless of the actual area of the Overlease Premises.

1.14 Taxes: Subtenant shall pay Additional Rent in an amount equal to Subtenant’s Proportionate Share of the Taxes, and any other amounts, set forth in Section 5 of the Overlease.

1.15 Expenses: Subtenant shall pay Additional Rent in an amount equal to Subtenant’s Proportionate Share of the Expenses, and any other amounts, set forth in Section 5 of the Overlease.

1.16 If Subtenant will pay Additional Rent based on increases in the porter wage rate, check here ____ and complete Section 1.16.1, 1.16.2 and 1.16.3.

1.16.1 Sublease Porter Wage Base Date: ____

1.16.2 Porter Wage Multiplier: ____

1.16.3 Porter Wage Rate: ____

1.17 Method of Charging for Electricity (as described on Exhibit E hereto) [Check one.]

Option A ___

Option B X

Option C ___

Option D ___ Initial Electric Charge: $____________ per annum.

Option E ___ Initial Electric Charge: $____________ per annum.

1.18 Included Personal Property: Items, if any, listed on Exhibit F hereto.

1.19 Personal Property Rent: $ 0 per annum.

1.20 Required Security Deposit Amount: $735,724.02

1.21 Recognized Broker(s): n/a

1.22 Sublandlord’s Work: Work, if any, listed on Exhibit B hereto

1.23 This Sublease: This Agreement of Sublease, including the Incorporated Provisions as incorporated herein. The terms “herein,” “hereunder”, etc. refer to this Agreement of Sublease, including the Incorporated Provisions as incorporated herein.

2. Sublease Premises, Term, Permitted Use

2.1 Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises upon, and subject to, the terms and conditions set forth herein.

2.2 The term (“Term”) of this Sublease shall commence on the January 1, 2024 (the “Commencement Date”) on which date all of the following shall have occurred:

2.2.1 Overlandlord shall have consented to this Sublease in accordance with Section 14 below;

2.2.2 The Sublease Premises shall be vacant and free and clear of all rights of occupancy of third parties; and

2.2.3 Overlandlord shall have tendered possession of the Overlease Premises to Sublandlord, and Sublandlord shall have tendered possession of the Sublease Premises to Subtenant.

2.3 Subject to Section 2.4 of the Overlease, and further subject to Sublandlord’s consent, Subtenant may be provided early access to the Sublease Premises for the purpose of installing furniture, fixtures, racking and other equipment.

2.4 This Sublease shall terminate on the Expiration Date, or on such earlier date pursuant to any of the provisions of this Sublease, the Overlease or the law.

2.5 Subtenant shall use the Sublease Premises for the purposes permitted under the Overlease (“Permitted Use”), and for no other purposes.

2.6 Subject to the terms of the Overlease and the approval of the Overlandlord, and provided that Sublandlord has renewed the Overlease in accordance with its current terms, and further provided that Subtenant has not defaulted and/or is not in default of the Overlease or Sublease, then in such event, Subtenant shall have the option to seek the renewal of the Sublease for an additional period of up to five (5) additional years provided it sends notice to Sublandlord at least nine (9) months, but no more than twelve (12) months, prior the Expiration Date, setting forth therein Subtenant’s desire to the renew the Sublease, in which case the parties shall negotiate the terms and conditions of the such renewal, it be agreed and understood that the failure of the parties to agree upon any such renewal shall not be deemed a default or an act of bad faith by either or both parties.

3. Rent

3.1 Commencing on January 1, 2024, Subtenant shall pay rent (“Base Rent”) to Sublandlord at the Sublease Base Rental Rate in advance, in equal monthly installments, at least five (5) business days prior to the first day of the month for which the Base Rent is due.

3.1.1 Notwithstanding anything to the contrary herein, provided there has been no event of default under the Overlease or Sublease, Subtenant shall be credited in the amount of the entirety of the monthly Base Rent with respect to the Sublease Premises for the one month period from January 1, 2024 through January 31, 2024 only, as and when the same becomes due and payable (the “Credit”), for a total Credit amount of $245,241.34. The Credit shall not reduce any other amounts that are otherwise payable under this Sublease. Subtenant understands and agrees that the Credit has been granted on the expectation that Subtenant will: (a) use the aforementioned one month period to prepare the Sublease Premises for Subtenant’s use and occupancy, and (b) faithfully and fully perform its obligations under this Sublease, and accordingly, is conditioned upon the absence of any default under the Overlease or Sublease through the second (2nd) anniversary of the Commencement Date. In the event of Subtenant’s default under the Overlease or Sublease, and the default occurred on or before the second (2nd) anniversary of the Commencement Date, then the Credit shall immediately become null and void and the full $245,241.34 amount of the Credit shall become immediately due and payable by the Subtenant. Notwithstanding anything to the contrary, from and after the second (2nd) anniversary of the Commencement Date, Subtenant shall have no further obligation to repay the Credit.

3.1.2 Notwithstanding anything to the contrary herein, on or before February 1, 2024 Subtenant shall make an advance payment of one month’s Base Rent to the Sublandlord to be applied to the first full month’s Base Rent due, which, under this Sublease is February 1, 2024.

3.2 Commencing on February 1, 2024, Subtenant shall be responsible for, and pay, Additional Rent in an amount equal to Subtenant’s Proportionate Share of all amounts of Taxes and any other amounts due and payable by Sublandlord to Overlandlord.

3.3 Commencing on February 1, 2024, Subtenant shall be responsible for, and pay, Additional Rent in an amount equal to Subtenant’s Proportionate Share of all amounts of Expenses and any other amounts due and payable by Sublandlord to Overlandlord.

3.4 Subtenant’s payments under Section 3.2 in respect of Taxes and Section 3.3 in respect of Expenses and any other amounts shall be due five (5) business days before the date(s) on which Sublandlord’s payments under the corresponding provisions of the Overlease are due to Overlandlord; provided, however, that (except for subsequent continuing equal monthly payments) no such payment shall be due until three (3) business days after Sublandlord shall have furnished Subtenant with notice thereof, together with a copy of the related bill and supporting documentation, if any, received by Sublandlord.

3.5 If Overlandlord shall issue to Sublandlord any credit or refund with respect to Taxes or Expenses relating to any period for which Subtenant made corresponding payments to Sublandlord under this Sublease, Sublandlord shall (a) provide Subtenant with a copy of the supporting documentation, if any, received by Sublandlord, and (b) give Subtenant a credit or refund equal to Subtenant’s Proportionate Share of the portion of such credit or refund remaining after deducting therefrom the costs and expenses, including attorneys’ fees, incurred by Sublandlord in connection with obtaining such credit or refund.

3.6 If Section 1.16 is checked then Subtenant shall pay to Sublandlord Additional Rent at a per annum rate from time to time equal to the product of (a) the excess, if any, of the Porter Wage Rate then in effect over the Porter Wage Rate in effect on the Sublease Porter Wage Base Date, (b) the Porter Wage Rate Multiplier, and (c) the Sublease Premises Rentable Area. The per annum rate of Additional Rent payable under this Section shall change each time the Porter Wage Rate shall change. The Additional Rent payable under this Section shall be payable in equal monthly installments in advance on the same dates as those on which the Base Rent is payable, pro-rated for any partial month; provided, however, that neither the initial payment under this Section nor any increase therein shall be due until Sublandlord shall have provided Subtenant with at least ten days prior notice of the amount thereof. Upon request, Sublandlord shall furnish Subtenant with any documentation received from Overlandlord relating to the Porter Wage Rate.

3.7 Subtenant shall, within five (5) business days of demand, pay or reimburse Sublandlord for all amounts payable under the Overlease arising out of Subtenant’s requests for services, including (a) supplemental chilled or condenser water, (b) above building standard or overtime HVAC, (c) extra cleaning, (d) overtime or dedicated freight elevator service, and (e) any maintenance, repair or other service for which a separate charge is made by Overlandlord. In addition, Subtenant shall be responsible for, and pay, a management fee to the Sublandlord in the annual amount of $27,917 (i.e. - $.12 per square foot of the Sublease Premises), payable in equal monthly installments, along with the monthly payment of the Base Rent, Taxes, Expenses, Additional Rent and/or any other amounts, as the case may be. In the event that Subtenant exercises the option to extend the term pursuant to Section 2.6 herein, it is agreed that the aforementioned management fee shall be increased to $33,780 provided that the square footage of the Sublease Premises remains the same. Notwithstanding the foregoing, in the event that Subtenant shall no longer be a Shareholder in Dynamic Marketing Inc., or Subtenant subleases the Premises pursuant to Section 8.2, it is further agreed that Sublandlord may reasonably increase this management fee, but such increased management fee may not exceed 1.5% of the gross rent paid under this sublease, at any time in its sole discretion. This Section 3.7 shall not be applicable to electricity, gas, water or sewer, which are covered by Section 9 hereto.

3.8 As used herein the term “Additional Rent” shall refer to all sums of money which shall become due and payable by Subtenant to Sublandlord hereunder, other than Base Rent, and the term “Rents” shall refer to Base Rent and Additional Rent. All Rents shall be payable in lawful money of the United States at such place and to such person as Sublandlord shall from time to time designate.

3.9 Subtenant shall promptly pay all Rents as and when the same shall become due and payable without set-off, offset or deduction of any kind whatsoever, and if Subtenant fails to pay any Rents or Additional Rent when due, Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity as in the case of non-payment of Base Rent.

3.10 Sublandlord’s failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord’s failure to make a demand under this Sublease, shall not be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any Rents or Additional Rent which is or may have become due pursuant to this Sublease. Subtenant’s liability for Rents and Additional Rent accruing during the Term of this Sublease, shall survive the expiration or sooner termination of this Sublease.

3.11 Unless otherwise directed in writing by Sublandlord, all payments by Subtenant under this Sublease shall be made by Subtenant only (not an affiliate or parent company) by ACH or wire transfer to Sublandlord’s account.

4. Condition of the Sublease Premises, Sublandlord’s Work

4.1 Subtenant represents that it has examined (or waived examination of the Sublease Premises. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Sublease Premises (including any latent defects in the Sublease Premises), the manner in which the Sublease Premises may be used, or any other matter or thing affecting or relating to the Sublease Premises, except as specifically set forth in this Sublease.

4.2 Except as provided in Section 4.3, (a) Subtenant agrees to accept the Sublease Premises in “as is” condition on the date hereof, as the same may be affected by reasonable wear and tear after the date hereof, and (b) Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Sublease Premises, or any portion thereof, for Subtenant’s occupancy.

4.3 If any Sublandlord’s Work is listed on Exhibit B hereto, then after Overlandlord shall have consented to this Sublease in accordance with Section 15, and shall have consented to such Sublandlord’s Work, if and to the extent required by the Overlease, and after all occupants of the Sublease Premises, if any, shall have vacated the same, (and all rights of occupancy by third parties have terminated), Sublandlord shall promptly commence and thereafter diligently prosecute to completion Sublandlord’s Work. Sublandlord shall be responsible for installing the demising wall, and all costs associated with the installation thereof. Sublandlord shall notify Subtenant when Sublandlord’s Work is substantially completed. Any such notice shall be binding upon Subtenant unless, within ten (10) business days of receipt thereof, Subtenant notifies Sublandlord of the particular respects in which Subtenant claims that Sublandlord’s Work was not substantially completed. As used in this Sublease the term “substantially completed” shall mean completed except for details of construction (commonly known as “punch list items”) the non-completion of which does not materially adversely affect Subtenant’s use of the Sublease Premises. If Subtenant shall take occupancy of the Sublease Premises for the conduct of Subtenant’s business, Sublandlord’s Work shall be deemed substantially completed, unless a portion of Sublandlord’s Work is discovered to be improper or insufficient within ten (10) business days of Subtenant’s occupancy and Subtenant provides the requisite notice. Promptly following the substantial completion of Sublandlord’s Work, Sublandlord shall complete all punch list items.

4.4 Subtenant agrees and acknowledges that the cost of Sublandlord’s Work for which Sublandlord shall be responsible for, and pay, shall not exceed $1,140,000, and Subtenant agrees to be responsible for, and pay, for all amounts of Sublandlord’s Work incurred in excess of $1,140,000. The Sublandlord shall be responsible for the entire cost to install the demising wall, and the aforementioned cost to construct the demising wall shall not be included as part of the $1,140,000 allocation for Sublandlord’s Work.

5. Subordination to and Incorporation of the Overlease

5.1 This Sublease is subject and subordinate to the Overlease, and to all leases, mortgages and other matters to which the Overlease is subject or subordinate. This provision shall be self-operative but Subtenant shall within five (5) business days of Sublandlord’s request, execute any instrument reasonably requested by Sublandlord or Overlandlord to evidence or confirm the same. Sublandlord represents that (a) a true and complete copy of the Overlease (excluding redacted terms and conditions not relevant to Subtenant) is attached hereto as Exhibit C; (b) Sublandlord is the tenant under the Overlease; (c) the term of the Overlease commenced on February 7, 2023, the expiration date of the Overlease is set forth therein, and the Overlease is in full force and effect; (d) to the best of Sublandlord’s knowledge, Sublandlord is not in default under the Overlease; and (e) Sublandlord has not received any notice of default under the Overlease. If the Overlease shall terminate for any reason, then this Sublease shall also automatically terminate immediately without any further action or notice. Sublandlord shall not be liable to Subtenant for any termination of the Overlease and/or this Sublease.

5.2 Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, and except to the extent not applicable to the Sublease Premises, the Incorporated Provisions from the Overlease are hereby incorporated in this Sublease by reference with the same force and effect as if set forth herein, except that, unless the context requires otherwise:

5.2.1 References in the Overlease to Owner, Landlord or Lessor shall be deemed to refer to Sublandlord;

5.2.2 References in the Overlease to Tenant or Lessee shall be deemed to refer to Subtenant;

5.2.3 References in the Overlease to the Premises or the Demised Premises shall be deemed to refer to the Sublease Premises; and

5.2.4 References in the Overlease to subleases, sublettings or subtenants shall be deemed to refer to subsubleases, subsublettings or subsubtenants.

5.3 Sublandlord shall not be deemed to have made any representation made by Overlandlord in any of the Incorporated Provisions. Moreover, Sublandlord shall not be obligated:

5.3.1 To provide any of the services or utilities that Overlandlord has agreed in the Overlease to provide;

5.3.2 To make any of the repairs or restorations that Overlandlord has agreed in the Overlease to make;

5.3.3 To comply with any laws or requirements of public authorities with which Overlandlord has agreed in the Overlease to comply with; or

5.3.4 To take any action with respect to the operation, administration or control of the Building or any of its public or common areas that the Overlandlord has agreed in the Overlease to take.

(all the foregoing being herein called the “Building Services”) and Sublandlord shall have no liability to Subtenant on account of any failure of Overlandlord to do so, or on account of any failure by Overlandlord to observe or perform any of the terms, covenants or conditions of the Overlease required to be observed or performed by Overlandlord.

5.4 Sublandlord agrees:

5.4.1 Upon Subtenant’s request, to use reasonable efforts (excluding litigation), at Subtenant’s expense, (a) to cause Overlandlord to provide any Building Service, or (b) to obtain Overlandlord’s consent or approval whenever required by the Overlease (unless, in such instance, Sublandlord shall be entitled to withhold its consent or approval); and

5.4.2 That, if under the Overlease, any right or remedy of Sublandlord or any duty or obligation of Overlandlord is subject to or conditioned upon Sublandlord’s making any demand upon Overlandlord or giving any notice or request to Overlandlord then, if Subtenant shall so request, Sublandlord, at Subtenant’s expense, shall make such demand or give such notice or request, except that Sublandlord shall not be required to request Overlandlord’s consent or approval with respect to any act or thing as to which Sublandlord shall have determined in accordance with this Sublease to withhold its consent or approval.

5.5 Whenever Subtenant desires to do any act or thing which requires the consent or approval of Overlandlord:

5.5.1 Subtenant shall not do such act or thing without first having obtained the consent or approval of both Overlandlord and Sublandlord (and Sublandlord’s right to withhold consent or approval shall be independent of Overlandlord’s right);

5.5.2 Subtenant shall not request Overlandlord’s consent or approval directly (and no efforts by Sublandlord to obtain Overlandlord’s consent or approval shall constitute Sublandlord’s consent or approval or prejudice Sublandlord’s right to withhold consent or approval); and

5.5.3 In no event shall Sublandlord be required to give its consent or approval prior to Overlandlord doing so.

5.6 Notwithstanding any other provision of this Sublease, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublandlord shall be required to perform its corresponding obligations under the Overlease. If Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder (other than the payment of money) then Sublandlord shall promptly furnish Subtenant with a copy thereof. If the Overlease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire two (2) business days prior to the date on which the grace or cure period under the Overlease shall expire. In no event shall this Section 5.6 extend the time, date or period by or within which Subtenant is required to perform.

5.7 If (a) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (b) Overlandlord shall give any notice of failure or default under the Overlease arising out of any failure by Subtenant to perform any of its obligations hereunder then, in either case, Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation at Subtenant’s expense, and for which Subtenant shall be liable, and Subtenant shall, within five (5) business days of Sublandlord’s demand, reimburse Sublandlord for all costs and expenses incurred by Sublandlord in connection therewith.

6. Insurance and Indemnification

6.1 Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to furnish insurance to or for Sublandlord, Subtenant shall also be required to furnish such insurance to or for Overlandlord and such other persons as shall be entitled thereto pursuant to the Overlease or otherwise.

6.2 Whenever, pursuant to any of the Incorporated Provisions as incorporated herein, Subtenant is required to indemnify or defend Sublandlord in the event of a breach or default by, or conduct of, Subtenant, Subtenant shall be required also to indemnify or defend Overlandlord and such other persons as shall be entitled thereto under the Overlease or otherwise.

6.3 In addition to Subtenant’s obligations under Section 6.2, Subtenant shall indemnify, defend and hold harmless Sublandlord from and against any loss, cost, damage or expense (including attorneys’ fees), or any claim therefor, arising out of (a) actions taken by Sublandlord at Subtenant’s request pursuant to Section 5.4, or (b) any failure by Subtenant to observe or perform any of the terms, covenants or conditions of this Sublease required to be observed or performed by Subtenant, including any loss, cost, damage or expense which may result from (i) any default under or termination of the Overlease arising by reason of any such failure, or (ii) any holding over by Subtenant in the Sublease Premises beyond the expiration or sooner termination of this Sublease, including any such liability with respect to the entire Overlease Premises arising out of such holding over by Subtenant.

7. Covenant of Quiet Enjoyment

Sublandlord covenants that Subtenant may peaceably and quietly enjoy the Sublease Premises without disturbance by Sublandlord or any person claiming by, through or under sublandlord, subject nevertheless to the terms and conditions of this Sublease, the Overlease, and any other agreement, lease and/or mortgages to which this Sublease is subordinate.

8. Assignment and Subsublettinq

8.1 This Sublease shall not be assigned, encumbered or otherwise transferred, including by operation of law. Any change in the ownership or control of Subtenant (i) having as its principal purpose, or resulting in, the transfer of this Sublease, or (ii) which under the terms of the Overlease is deemed to be an assignment, shall be deemed an assignment of this Sublease.

8.2 The Sublease Premises shall not be subsublet by Subtenant in whole or in part except upon: (a) the prior written consent of the Sublandlord, which approval shall not be unreasonably withheld provided that: (i) the sub-subtenant provides copies of its financial report and other relevant financial information requested by Sublandlord, and sub-subtenant’s financial information reasonably demonstrates to Sublandlord in its sole discretion that the sub-subtenant can comply with all terms and conditions of the sub-sublease, (ii) the sub-subtenant complies with all terms and conditions set forth in Section 11 of the Overlease, (iii) the sub-subtenant shall only use the Sublease Premises for warehousing and storage of general merchandise excluding any perishable merchandise or goods, or Hazardous Materials as defined in section 7.1 of the Overlease, (iv) the sub-subtenant shall not cause or permit the Sublease Premises to be used as an Industrial Establishment as defined in Section 7.2 of the Overlease, and/or (v) is not a competitor of the Sublandlord in any manner whatsoever, and (b) the prior written consent of the Overlandlord obtained pursuant to Section 11 of the Overlease. The Subtenant shall be responsible for, and pay, all costs and expenses incurred by the Sublandlord and Landlord in connection with any subsublet, including attorneys fees.x

8.3 The Sublease Premises shall not be used or occupied by any person other than Subtenant, in whole or in part.

8.4 Notwithstanding the foregoing, no assignment or subsublease shall release the Subtenant named herein or any of its successors from any liability hereunder. If this Sublease is assigned or the Sublease Premises or any part thereof are subsublet in violation of this Sublease then Sublandlord may collect Rents from or accept performance from the assignee or subsubtenant and no such collection or acceptance shall effect any such release or be deemed to constitute Sublandlord’s consent to any assignment or subsubleasing.

9. Electricity, Gas, Water and Sewer

9.1 Subtenant shall pay for electricity in accordance with the provisions of Exhibit E selected in Section 1.17 of this Sublease.

9.2 Subtenant shall pay all sales, use and/or utility taxes attributable to the electricity or gas furnished to the Sublease Premises. All amounts payable under this Section 9.2 shall be due within five (5) business days of Sublandlord’s bills therefor, if any.

9.3 Sublandlord shall pay to Overlandlord or the utility company all charges for electricity furnished to the Overlease Premises, except as otherwise provided in Exhibit E, Option A, if applicable.

9.4 The Sublease Premises has a separate gas meter, and Subtenant shall be responsible for, and directly pay, the utility company for all costs and expenses incurred in connection with its gas supply and usage.

9.5 Subtenant shall be responsible for, and directly pay, the water and sewer charges for the Sublease Premises.

9.6 In no event shall Sublandlord have any liability for any defect in, or any interruption or failure of, the electricity or gas furnished to the Sublease Premises. In no event shall Subtenant draw or use more electricity or gas than that which the pipelines, feeders, risers, panels and/or any other gas or electricity supply equipment serving the Sublease Premises are capable of safely providing or supplying.

10. Alterations

10.1 Subtenant shall not make any alterations, additions, installations, or improvements in or to the Sublease Premises without first having obtained the written consent and approval of Overlandlord (if and to the extent required by the Overlease), and of Sublandlord. Sublandlord may withhold such consent or approval in its sole discretion. Subtenant shall not directly seek any such written consent and approval from the Overlandlord.

10.2 If Overlandlord and Sublandlord shall consent to any alterations, installations, additions or improvements, then Subtenant shall diligently and promptly observe and perform all of the terms, covenants and conditions of the Overlease applicable thereto.

11. Personal Property

11.1 Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, the Included Personal Property listed on Exhibit F hereto, if any. In consideration of the foregoing, Subtenant shall pay to Sublandlord, as Additional Rent payable in equal monthly installments together with each monthly payment of Base Rent, an amount per annum equal to the Personal Property Rent and any sales, user other taxes that may be imposed in connection with the Subtenant’s rental, use or right to use the Included Personal Property pursuant to this Sublease.

11.2 Subtenant shall:

11.2.1 Accept the Included Personal Property in its “as is” condition as of the date hereof, as the same may be affected by reasonable wear and tear after the date hereof;

11.2.2 Insure the Included Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Subtenant shall be applicable thereto); and

11.2.3 Surrender the Included Personal Property to Sublandlord in the Sublease Premises upon the expiration or sooner termination of this Sublease in the same condition as at the commencement of this Sublease, as the same may be affected by reasonable wear and tear or damage by fire or other casualty; provided, however, that if the Included Personal Property shall have been damaged by fire or other casualty and not repaired or replaced then upon such expiration or sooner termination Subtenant shall pay to Sublandlord the full replacement cost thereof.

12. Security Deposit

12.1 Cash Security

(a) Subtenant shall deliver to Sublandlord a security deposit in the Required Security Deposit Amount, in the amount of $735,724.02 (the “Required Security Deposit Amount”), in order to secure the faithful observance and performance by Subtenant of the terms and conditions of this Sublease. The Required Security Deposit Amount shall be paid to Sublandlord in three equal installments as follows: (i) First installment, in the amount of $245,241.34, due on or before December 1, 2023; (ii) Second installment, in the amount of $245,241.34, due on or before January 1, 2024; and (iii) Third installment, in the amount of $245,241.34, due on or before January 15, 2024. If Subtenant defaults in the observance or performance of any of such terms and conditions, Sublandlord may use or apply all or any part of such security deposit for the payment of any amounts not paid when due or for the payment of any other amounts due Sublandlord by reason of such default, including any costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf and any deficiencies in reletting or damages incurred by Sublandlord. If Sublandlord shall use or apply all or any part of such security deposit, Subtenant shall be liable for such deficiency, and immediately upon notice from Sublandlord, deliver to Sublandlord additional funds so as to restore the security deposit to the Required Security Deposit Amount. If Subtenant shall faithfully observe and perform all of the terms and conditions of this Sublease, the security deposit, or so much thereof as shall not have been used or applied in accordance with this Sublease (or is not eligible to be applied), shall be returned to Subtenant after the expiration or sooner termination of this Sublease and the surrender of the Sublease Premises to Sublandlord, vacant, and when the Sublandlord shall have determined that all of the Subtenant’s obligations under this Sublease have been fulfilled, and in accordance with this Sublease. If Sublandlord shall transfer the security deposit to an assignee of Sublandlord’s interest under the Overlease, the Sublandlord making such transfer and assignment shall be deemed released from all liability to Subtenant with respect to the security deposit or the return thereof, and Subtenant agrees to look solely to the transferee and assignee with respect thereto. Subtenant shall not assign (other than to an assignee of this Sublease) or encumber its interest in the security deposit and no such assignment or encumbrance shall be valid or binding upon Sublandlord.

12.2 Letter of Credit

(a) Within eighteen months from December 1, 2023, the required Security Deposit shall in the form of an Irrevocable Standby Letter of Credit in favor of the Sublandlord. Subtenant shall deliver to Sublandlord, as security for this Sublease, an irrevocable letter of credit (the “Original Letter of Credit”) in the amount of $735,724.02 (the “Required Security Deposit Amount”) issued by a bank which is a member of the Federal Reserve System satisfactory to Sublandlord, which shall (i) be transferable, (ii) be payable to Sublandlord in partial or full draws upon presentation solely of a notice signed by an officer of Sublandlord (which presentation may be made at the issuer’s counter or by courier or by overnight mail at the address specified in such letter of credit), (iii) have an initial expiry date not less than one year from the date of issue and contain an “evergreen” provision to the effect that such letter of credit will be automatically extended for successive one-year periods unless at least sixty (60) days prior to the expiration thereof, the issuer gives written notice to Sublandlord that such letter of credit will not be extended for the next annual period, (iv) have a final expiry date which shall be not earlier than the day which is sixty (60) days after the Sublease Expiration Date, and (v) be in form and substance otherwise satisfactory to Sublandlord. The Original Letter of Credit and any Replacement Letter of Credit (as hereinafter defined) delivered to Sublandlord as hereinafter provided is herein referred to as the “Letter of Credit”. Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter of Credit shall be paid by Subtenant. Upon receipt of the foregoing Letter of Credit from the Subtenant, provided it was timely delivered and satisfies all of the foregoing provisions of this Section 12.2, Sublandlord shall promptly return the cash Security Deposit as set forth in Section 12.1 above, to Subtenant less any amounts deducted therefrom in accordance with the terms of this Sublease, if any.

12.3 Additional Conditions and Provisions Applicable to Cash Security and/or Letter of Credit

(a) If Subtenant defaults in the observance or performance of any of the terms and conditions of this Sublease, Sublandlord may draw upon the Letter of Credit, and may use or apply all or any part of the proceeds of such drawing and any cash security deposit then held by Sublandlord for the payment of any amounts not paid when due or for the payment of any other amounts due Sublandlord by reason of such default, including any costs of Sublandlord’s observing or performing such terms or conditions on Subtenant’s behalf, any deficiencies in reletting, and any damages to which Sublandlord may be entitled. Any proceeds of the Letter of Credit which are not used or applied as hereinabove provided shall be held by Sublandlord as a cash security deposit until so used or applied. If any portion of the Letter of Credit is drawn upon, Subtenant shall, within five (5) business days after written demand from Sublandlord, deliver to Sublandlord either an amendment of the Letter of Credit signed by the issuer, reinstating the undrawn amount of such Letter of Credit by an amount equal to such drawing up to the Required Security Deposit Amount (an “Amendment”), or shall deliver to Sublandlord, in replacement of such Letter of Credit a Replacement Letter of Credit (as hereinafter defined), in which latter event, the Letter of Credit so replaced shall be returned to Subtenant and, provided there is then no outstanding default by Subtenant, any cash security held by Sublandlord shall be paid over to Subtenant. A “Replacement Letter of Credit” shall mean a letter of credit in the Required Security Deposit Amount in the same form as the Original Letter of Credit issued by a bank which is a member of the Federal Reserve System satisfactory to Sublandlord. Subtenant’s failure to increase the Letter of Credit or to deliver a Replacement Letter of Credit to Sublandlord within such five (5) business day period shall be deemed to be a default under this Sublease entitling Sublandlord to exercise all of its rights under this Sublease without requiring Sublandlord to provide any further notice or grace period to Subtenant.

(b) If the issuer of the Letter of Credit gives notice to Sublandlord that the Letter of Credit will not be extended for the next annual period, Sublandlord may immediately draw the full amount of the Letter of Credit, and the amount so drawn shall be held as a cash security deposit by Subtenant which may be used and applied as provided in Subsection (a) hereof. Subtenant within five (5) business days after demand by Sublandlord, shall deliver a Replacement Letter of Credit to Sublandlord, in which case, provided there is then no outstanding default by Subtenant, any cash security then held by Sublandlord shall be paid over to Subtenant.

(c) Subtenant’s failure to deliver an Amendment or Replacement Letter of Credit to Sublandlord as provided in Subsection (a) hereof or to deliver a Replacement Letter of Credit to Sublandlord as provided in Subsection (b) hereof within the periods specified in such subsections shall be deemed to be a default under this Sublease entitling Sublandlord to terminate this Sublease by notice to Subtenant in the same manner and with the same effect as provided in this Sublease, and to exercise all other rights and remedies hereunder, without requiring Sublandlord to provide any further notice or grace period to Subtenant.

(d) If Subtenant shall faithfully observe and perform all of the terms and conditions of this Sublease, the Letter of Credit and any cash security or so much thereof as shall not have been used or applied in accordance with the terms hereof (or is not eligible to be applied), shall be returned to Subtenant within sixty (60 days) after the expiration or sooner termination of this Sublease and the surrender of the Premises to Sublandlord, vacant, and at such time after termination of this Sublease when Sublandlord shall have determined that all of Subtenant’s obligations under this Sublease have been fulfilled, and in accordance with the terms of this Sublease.

(e) If Sublandlord shall transfer or assign the Letter of Credit or any cash security deposit held by Sublandlord to a transferee or assignee of Sublandlord’s interest under the Lease, Sublandlord shall be deemed released from all liability to Subtenant with respect to the Letter of Credit or such cash security deposit, or the return thereof, and Subtenant agrees to look solely to such transferee or assignee with respect thereto.

(f) Subtenant shall not assign or encumber its interest in the Letter of Credit or any cash security deposit hereunder, and no such assignment or encumbrance shall be valid or binding upon Sublandlord.

13. Notices

Any notice or other communication under this Sublease shall be in writing and shall be sent by e-mail, USPS express mail or by a nationally recognized overnight delivery service addressed to the party for whom intended at its address set forth on the signature page hereof, or to such other address as such party shall have designated by notice to the other in the manner herein prescribed. Any such notice, etc. shall be deemed given when sent (if by e-mail), delivered or refused or when delivery is attempted on a business day.

14. Broker

Subtenant represents and warrants to Sublandlord that Subtenant has dealt with no broker, agent or finder in connection with this Sublease other than the Recognized Broker, and Subtenant agrees to indemnify Sublandlord against any claim for commission or other compensation in connection with this Sublease made against Sublandlord by any other broker, agent or finder with whom Subtenant has dealt, or is claimed to have dealt, in connection with this Sublease, and all costs, expenses and liabilities in connection therewith, including attorneys’ fees and disbursements incurred by Sublandlord in the defense of any such claim. Sublandlord shall pay any commission due the Recognized Broker in accordance with a separate agreement. The provisions hereof shall survive the termination of this Sublease.

15. Overlandlord Consent

This Sublease is subject to Overlandlord’s written consent. Sublandlord shall request the same, and Subtenant shall pay any fees or charges expressly provided for in the Overlease. Subtenant shall pay Overlandlord directly, or reimburse Sublandlord, for any costs, expenses or fees charged to Sublandlord pursuant to 11.6 of the Overlease - the foregoing obligation of Subtenant shall survive even if the Overlandlord’s consent is not obtained and/or the Sublease canceled. Subtenant agrees promptly to provide any financial or other information requested by Overlandlord. Each party agrees promptly to execute and deliver a consent agreement or any other form or agreement requested by Overlandlord provided that the any such form or agreement is no less favorable to such party in any material respect than any form or agreement already submitted to Overlandlord. If Overlandlord’s consent is not received within 30 days of the full execution and delivery hereof, either party by notice to the other given prior the receipt of Overlandlord’s consent, may cancel this Sublease, in which case Sublandlord shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder. Subtenant waives any claim against Overlandlord arising out of any failure or refusal by Overlandlord to grant consent.

16. Miscellaneous

16.1 In any instance in which sublandlord is required by any provision of this Sublease or applicable law not unreasonably to withhold consent or approval, Subtenant’s sole remedy shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant.

16.2 This Sublease contains the entire agreement between the parties hereto, and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, amend, alter, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the party to be charged.

16.3 The submission of this document by Sublandlord to Subtenant shall not constitute an offer by Sublandlord, and Sublandlord shall not be bound in any way unless and until this Sublease is executed and delivered by both parties.

16.4 The failure or delay of either party in exercising any right hereunder shall not operate as a waiver of such right, nor shall a single or partial exercise of such right preclude any further exercise of such right.

16.5 No party shall be considered the draftsman of this Sublease for the purpose of construing alleged ambiguities herein. The Sublease is the product of informed, voluntary negotiations and compromises, and was entered into after a reasonable period of time. Each party has reviewed the Sublease and have mutually participated in its drafting.

16.6 The parties warrant and represent for themselves that: (a) they have full power, legal capacity and authority to enter into and perform this Sublease; (b) all actions required to be taken and all consents required to be obtained to authorize the execution and performance of this Sublease have been taken or obtained, and/or are in the process of being obtained pursuant to the terms and conditions of the Overlease and/or where the consent of the Overlandlord is required; (c) subject to the terms and conditions of the Overlease, the parties are not prohibited from entering into this Sublease or consummating the Sublease contemplated herein by law, regulation, agreement, instrument, restriction, order or judgment; and (d) this Sublease constitutes the legal, valid and binding obligation of each party, enforceable in accordance with its terms.

16.7 Subject to the terms and conditions as set forth in this Sublease and the Overlease, including but not limited to the requirement to obtain the Sublandlord’s and/or Landlord’s consent, the Sublease shall be binding upon, and shall inure to the benefit of each of the parties and their successors and successors-in-interest.

16.8 Each of the parties to the Sublease acknowledges that it has relied on the advice of its own attorneys in entering into this Sublease, and each further acknowledges that it has been afforded a full and complete opportunity to review and evaluate the terms and conditions of the Sublease with counsel.

16.9 The Sublease may be executed by the parties in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Sublease may be executed by facsimile or other electronic copy and each signature thereto shall be and constitute and original signature, as if all parties had executed a single original document.

16.10 The parties agree and acknowledge that if one or more of the provisions of this Sublease shall be invalid, illegal or unenforceable in any respect, the validity, the legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. If any provision contained in this Sublease is held, for any reason, to be unenforceable, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.11 This Agreement shall be governed by, and construed in accordance with, the laws of the state of New Jersey.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

Dynamic Marketing Inc.
Sublandlord

By:	/s/ Andrew J. Guattery
Name:	Andrew J. Guattery
Title:	President

1 Stop Electronics Center, Inc.
d/b/a 1 Stop Computer and Cameras
Subtenant

By:	/s/ Robert D. Barry
Name:	Robert D. Barry
Title:	CFO

Sublandlord Address for Notices:

Dynamic Marketing Inc.
1369 Lamberton Road
Hamilton Township, New Jersey 08611
Attention: Alan Joskowicz, Executive Director
Tel.: 347-729-7055
E-Mail: Alan@DMIORG.com

with a copy to:

Dynamic Marketing Inc.
400 Cabot Drive Unit B
Hamilton Township, New Jersey 08690
Attention: Alan Joskowicz, Executive Director

Mailing Address:

Dynamic Marketing Inc.

P.O. Box 9990

Trenton, New Jersey 08650

Subtenant Address for Notices:

1 Stop Electronics Center, Inc.
1870 Bath Avenue
Brooklyn, New York 11214
Attention: Rick Bunka, President
Tel.: 440-915-5398
E-mail: rick.bunka@polished.com

with a copy to:

1 Stop Electronics Center, Inc.
1870 Bath Avenue
Brooklyn, New York 11214
Attention: Kishan Bhavsar, Esq., Corporate Counsel
Tel.: 347-350-2078 x4959
E-Mail: kishan.bhavsar@polished.com

Exhibit A

Sublease Premises

Exhibit B

Sublandlord’s Work

Exhibit C

Overlease

Exhibit D

Overlease Provisions Which Are Not Incorporated Provisions

Exhibit E

Method of Charging for Electricity

Exhibit F

Included Personal Property